The financial statements which are part of this Registration Statement give effect to a 2.80-for-1 reverse share split of the Company’s ordinary shares approved by the Company’s board of directors, which will become effective immediately prior to the effective date of the form F-1 registration statement filed in connection with the Company’s initial public offering. The consent below is the form which will be signed by Brightman Almagor & Co. upon consummation of such reverse share split, which is described in Note 15 of the notes to the financial statements and assuming that from November 18, 2005 to the date of such reverse share split, no other events shall have occurred that would affect the accompanying financial statements and notes thereto.

/S/ Brightman Almagor & Co.
Certified Public Accountants
A member firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel
November 18, 2005

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. ____ to Registration Statement on Form F-1 of our report dated February 17, 2005 except for Note 15 (as to the effect of the reverse share split which is as of _____ 2005) relating to the financial statements of Scopus Video Networks Ltd. (formerly Scopus Network Technologies Ltd.) appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

Tel Aviv, Israel
______ 2005